UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

______________

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event

reported):         March 16, 2007

Florida Public Utilities Company

(Exact Name of Registrant as Specified in Charter)

Florida	001-10608	59-0539080
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

401 South Dixie Highway, West Palm Beach, Florida	33401
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code:	(561) 832-0872

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02(a)  Non-Reliance on Previously Issued Financial Statements

On March 16, 2007, the Audit Committee of the Board of Directors of Florida Public Utilities Company (the “Company”) determined that the pension liability and expense originally recorded in the third quarter of 2006 was incorrect and required a revision. In the third quarter of 2006, management had changed the asset valuation method for estimating the pension liability and expense for 2006 based on recommendations of the actuary retained by the Company. In connection with the preparation of the Company’s annual report on Form 10-K, management discovered that the change in the asset valuation method, from a five-year “smoothing” method to an asset valuation at market value, was a change in accounting principle and not merely a change in accounting estimate. Management did not intend to make a change in accounting principle and so, although either method would have been acceptable in recording the Company’s pension liability and expense, management reverted to the original “smoothing” method of valuing the assets for 2006. Accordingly, management reported these facts to the Audit Committee and the Audit Committee determined that a restatement of the third quarter Form 10-Q was necessary. In connection therewith, the Audit Committee determined that the Company’s Form 10-Q for the quarter ended September 30, 2006 filed on November 14, 2006 should not be relied upon. The Audit Committee discussed this matter with the Company’s registered independent public accounting firm, BDO Seidman, LLP, and they are in agreement that this correction is necessary.

The Company originally issued its Form 8-K announcing the non-reliance on March 19, 2007. On that date, the Company announced its intention to file Amendment No.1 to its Quarterly Report on Form 10-Q (“Amendment No.1”) for the quarter ended September 30, 2006. Amendment No. 1 was in fact filed later on March 19, 2007 to reflect the recognition of additional pension expenses and pension liability of $225,000 and a reduction of $85,000 in deferred tax expense and deferred tax liability which reduced net income by $140,000 in the third quarter of 2006 within the condensed consolidated financial statements for both the three and nine months ended September 30, 2006. The Company also revised the related narrative as it related to these changes in the condensed consolidated income statements and balance sheet.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934 the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FLORIDA PUBLIC UTILITIES COMPANY

Date: March 23, 2007	By:	/s/ George M. Bachman
	Name	George M. Bachman
	Title:	Chief Financial Officer